Filed pursuant to Rule 433

Registration Nos. 333-170703

and 333-107703-01

Free Writing Prospectus

Dated May 4, 2011

$1Bln  CNH Equipment Trust 2011-A

Jt-Leads:  BofAML (struc), DB

Co-mgrs:  BNP,CS,Rabo,RBS

CL	$SIZEMM	WAL	M/F	PWIN	L.FINAL	BENCH SPRD	YLD	CPN	PRICE
A1	237.9	0.39	P1/F1+	1-8	5/15/12	ILIB - 2	0.33573		$100
A2	251.0	0.99	Aaa/AAA	8-19	6/16/14	EDSF +26	0.629	0.62	99.99193
A3	352.0	2.25	Aaa/AAA	19-41	5/16/16	ISwp +33	1.209	1.20	99.98678
A4	129.6	3.73	Aaa/AAA	41-46	10/17/16	ISwp +47	2.055	2.04	99.97753
B	29.5	3.84	A2/A	46-46	10/16/17	ISwp +90	2.536	2.52	99.99008

BILL & DELIVER:	BofAML	TICKER:	CNH 11-A
REGISTRATION:	Public	EXPECTED SETTLE:	5/12/11
EXPECTED RATINGS:	Moodys/Fitch	FIRST PAY DATE:	6/15/11
PXG SPEED:	20% CPR/10% Call	ERISA ELIGIBLE:	YES

CUSIPS:	A1	12622X AA8
	A2	12622X AB6
	A3	12622X AC4
	A4	12622X AD2
	B	12622X AE0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.